Exhibit 5.1

OPINION OF JANET O. LOVE

[ILLINOIS TOOL WORKS INC. LETTERHEAD]

August 7, 2015

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, IL 60025

Ladies and Gentlemen:

I have acted as counsel for Illinois Tool Works Inc. (the “Registrant”) in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares (the “Shares”) of the Registrant’s Common Stock, on a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission. The Shares are issuable in connection with the Illinois Tool Works Inc. 2015 Long-Term Incentive Plan (the “Plan”).

As Deputy General Counsel and Assistant Secretary of the Registrant, I am familiar with the actions taken by the Registrant to authorize the registration of the Shares, including board approval on February 13, 2015 of the Plan, stockholder approval on May 8, 2015 of the Plan, and board approval on August 7, 2015 of the filing of this Registration Statement with respect to the Shares. I also participated in the preparation of the Registration Statement and have examined such other documents and legal authorities as I have deemed relevant for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued and fully paid and nonassessable.

I consent to the reference to my name under Item 5 in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Janet O. Love

Janet O. Love